Charles McGettigan	Dennis Shogren	Dan Matsui/Gene Heller
Chairman	Interim President	Silverman Heller Associates
(415) 986-4433	(951) 943-8800	(310) 208-2550

MODTECH CEO DAVID BUCKLEY SUBMITS RESIGNATION

Perris, Calif. — June 1, 2006—Modtech Holdings, Inc. (Nasdaq: MODT), a leading manufacturer of modular buildings for educational, commercial, and industrial applications, announced today that David Buckley has submitted his resignation as president and CEO of Modtech. He cited family and personal reasons for his resignation. Buckley will remain on the board of directors, and will work with the management team and the board to facilitate a smooth transition. Dennis Shogren, the company’s CFO since June 1, 2003, will assume the role of interim president and CEO.

“There are certain personal matters that make it important for my family to relocate to the Northeast region of the country,” said Buckley. “My departure from Modtech comes with many mixed emotions, because I am leaving a great team and a great company. We have worked hard as a team to get Modtech to the point it is today, and for this I am very proud. At the same time, it is important for my family to make this move at this time.”

Buckley continued: “I joined Modtech nearly two years ago with the desire to turn the business around and place Modtech at the front of the modular industry. As we reported in our last conference call, we feel that Modtech has progressed to the point where we are through the hardest parts of the turnaround and that the future of the company is very bright. I am confident that my departure will not adversely impact the business and that the momentum of the company will continue to build uninterrupted.”

Charles McGettigan, chairman of Modtech Holdings, stated: “David’s passion, vision, and energy have clearly enabled the company to achieve the turnaround. We are very appreciative of David’s efforts, and while David’s departure is distressing to everyone at Modtech, we understand David’s commitment to his family. We wish David every success in the future.”

McGettigan added; “We are very pleased with the progress that the Modtech management team has made in the past two years, and we are confident that the momentum the business has been gaining will continue unabated.”

For information about Modtech, visit the company’s website: http://www.modtech.com or call us toll-free at (888)929-0998.

About Modtech Holdings, Inc.
Modtech™ is a leading national designer and manufacturer of modular buildings, both permanent and relocatable. In the school industry, the Company has advanced typical modular building technology to greater dimensions of flexibility and architectural integrity. Modtech™ has substantial product and geographic diversification throughout the southwestern states and a growing presence in Florida and Texas. Modtech’s commercial and industrial buildings are sold to a diverse end-user market and may be leased through national, regional, and local dealers. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Most forward-looking statements made involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. For a further discussion of such factors, please refer to the Company’s filings with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of this press release, and the Company assumes no obligation to update such statements.

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